Exhibit 99.2

For Immediate Release	Contact Information
August 6, 2003	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

TXCO to Webcast 8th Oil & Gas Conference Presentation

     SAN ANTONIO - August 6, 2003 - The Exploration Company (NASDAQ: TXCO) will update investors and analysts this week in a presentation at the 8th Oil & Gas Conference in Denver. James E. Sigmon, president and CEO, and Roberto R. Thomae, vice president-capital markets, will review TXCO's 2003 drilling program and growth strategy in a session for conference attendees Wednesday afternoon.

     Their presentation will be webcast on a delayed basis and will be available Thursday, Aug. 7, on the Internet at TXCO's web site, www.txco.com, and the conference web site, www.theoilandgasconference.com. The presentation will be posted on both web sites for 30 days.

     The conference - hosted by EnerCom, Inc.; American Stock Exchange; Netherland, Sewell & Associates, Inc.; Oil and Gas Investor magazine; Credit Lyonnais Securities (USA) Inc.; Preng & Associates and KPMG LLP - is expected to draw more than 800 attendees from institutions, investment banks, commercial banks and the energy industry.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin in Southwest Texas. Its long-term business strategy is to acquire undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

     Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to presentation times, acquisition and development of mineral interests or drilling locations. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended December 31, 2002, and its Form 10-Q for the quarter ended March 31, 2003. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's website at www.txco.com. Copies are available without charge, upon request from the Company.

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